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                                                                 EXHIBIT (e)(11)

                                 SYNAVANT INC.

                               SUBORDINATED NOTE

$900,000

                                                                  April 12, 2003

     FOR VALUE RECEIVED, the undersigned, SYNAVANT INC. (the "Company"), a Delaware corporation, hereby unconditionally promises to pay to the order of CEGEDIM S.A., a French corporation, or its assigns (including any assignee or transferee of, or other permitted holder of, this Note, the "Holder") in lawful money of the United States of America on April 1, 2005 (the "Maturity Date") the principal sum of NINE HUNDRED THOUSAND DOLLARS, plus the Interest Portion (as defined herein) added to the principal amount of this Note pursuant to Section
1. Subject to its right to cause accrued and unpaid interest to be added to the principal amount hereof, the Company further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding at the rate and on the dates specified in Section 1. This Note is referred to in, and was executed and delivered in connection with, the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Holder, Jivago Acquisition Corporation and the Company.

     Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

     SECTION 1. Interest. Interest shall accrue on a daily basis from the date hereof until this Note is paid in full on the unpaid principal amount of this Note outstanding from time to time at 6.00% per annum (computed on the basis of a 365- or 366-day year for the actual number of days elapsed) and shall be payable on June 1 and December 1 of each year (each, an "Interest Payment Date"). Notwithstanding the foregoing, the Company may elect not to pay accrued interest on any Interest Payment Date and any accrued interest not so paid shall be added to the principal amount of this Note and amounts so added (the "Interest Portion") shall thereafter be deemed to be a part of the principal amount of this Note.

     SECTION 2.  Payments.

     (a) Scheduled Payments.  Except in accordance with the provisions of
Section 2(b) and (c), this Note shall not be subject to any required prepayment prior to the Maturity Date. On the Maturity Date, the Company shall pay the then outstanding principal amount of this Note together with accrued interest thereon.

     (b) Optional Prepayment. Subject to Section 3, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the principal amount of this Note, plus accrued but unpaid interest through the prepayment date with respect to such principal amount but without any premium or penalty. The Company will give Holder written notice of each optional prepayment under this Section 2(b) not less than five Business Days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for prepayment, the aggregate principal amount of this Note to be prepaid on such date, and the interest to be paid on such date with respect to such principal amount being prepaid.

     (c) Payment Dates. Whenever any payment of interest or principal under this Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and any such additional days elapsed shall be reflected in the computation of the interest payable on such next succeeding Business Day.

     (d) Maturity, Surrender, etc. In the case of each prepayment of this Note pursuant to this Section 2, the principal amount of this Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue.
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     SECTION 3.  Subordination.  This Note shall be subordinated to the indebtedness, payment and performance obligations of the Company pursuant to (i) the Revolving Credit and Security Agreement, dated as of March 31, 2003, between the Company and each of its subsidiaries signatories thereto and CapitalSource Finance LLC, and the Waiver thereto, dated as of April 11, 2003, between the Company and Capital Source Finance LLC, as the foregoing may be further amended, modified or supplemented from time to time, and (ii) any replacement financing thereof. This Note shall further be subordinated to any future indebtedness of the Company with any financial institutions.

     SECTION 4. Acceleration. At any time (i) upon the commencement of any bankruptcy, relief of debtors, involuntary dissolution, insolvency, involuntary liquidation or similar proceeding under the laws of any jurisdiction with respect to the Company or (ii) after April 12, 2004, if the financial arrangements to which the Company is then subject so permit, the unpaid principal amount hereof, together with any accrued unpaid interest thereon, shall become immediately due and payable.

     SECTION 5. Amendment and Waiver. Any term of this Note may be amended or waived (either retroactively or prospectively) with (and only with) the written consent of the Company and Holder. Any amendment or waiver consented to as provided in this Section 5 is binding upon Holder, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Holder. As used herein, the term "this Note" and references hereto shall mean this Note as it may from time to time be amended or supplemented.

     SECTION 6. Successors and Assigns. All agreements contained in this Note by or on behalf of the Company or Holder bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent permitted holder of this Note) whether so expressed or not. Notwithstanding the foregoing, Holder may not assign all or any portion of this Note without the prior written consent of the Company (such consent not to be unreasonably withheld). Any attempted assignment of all or any portion of the Note in violation of this Section 6 shall be null and void.

     SECTION 7. Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 8. Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

                                          SYNAVANT INC.

                                          By: /s/ CLIFFORD A. FARREN, JR.
                                            ------------------------------------
                                            Name: Clifford A. Farren, Jr.
                                            Title:   Chief Financial Officer